Exhibit 99.1

IB Acquisition Corp. Announces Upcoming Automatic Unit Separation

Boca Raton, Florida, April 26, 2024 (GLOBE NEWSWIRE) – IB Acquisition Corp. (NASDAQ: IBACU) (the “Company”) announced today that, on May 1, 2024, the Company’s units will no longer trade, and that the Company’s common stock and rights, which together comprise the units will commence trading separately. The common stock and rights will be listed on the Nasdaq Global Market and trade with the ticker symbols “IBAC” and “IBACR”, respectively. This is a mandatory and automatic separation, and no action is required by the holders of units.

Each unit consists of one share of common stock and one right. Each right entitles the holder to receive one-twentieth (1/20) of one share of common stock upon the consummation of an initial business combination. In the separation, unit owners will receive the number of shares of common stock underlying their units and the number of rights underlying such units; however, no fractional shares will be issued upon conversion of any rights. Any holder of rights whose ownership includes a fractional number of underlying shares upon conversion, will be issued a number of shares that is rounded down to the nearest whole share. Accordingly, a holder must have 20 rights to receive one share of common stock at the closing of the business combination.

Purchases of units that are made after market close on April 26, 2024, may not settle prior to the unit separation date and, accordingly, the number of rights issued to such purchasers may not reflect the rights underlying such recently purchased units.

About IB Acquisition Corp.

IB Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses or entities. The Company intends to focus its initial search on target businesses in North America, Europe, or Asia, with an enterprise value of approximately $500 million. The proceeds of the offering will be used to fund such business combination.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Al Lopez

IB Acquisition Corp.

1200 N Federal Highway

Suite 215

Boca Raton, FL 33432

ecm@ibsgroup.net

(214) 687-0020